EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is made as of the 27th day of July, 2001, by and between STRATUS SERVICES GROUP, INC., a Delaware corporation (the "Buyer") with its principal business offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726, and SOURCE ONE PERSONNEL, INC., a New Jersey corporation with its principal business offices located at 4 Princess Road, Suite 201, Lawrenceville, New Jersey 08648 (the "Seller") and JAMES S. RADVANY, sole stockholder of Source One Personnel, Inc., residing at 13 Dix Lane, Lawrenceville, New Jersey ("Radvany") (collectively "Seller).

      WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer substantially all of the properties, rights, assets and business of the Seller involving light industrial and clerical temporary services conducted primarily out of the offices listed on SCHEDULE 2.9 as well as the employees listed on SCHEDULE 2.19, currently working at the offices on
SCHEDULE 2.9 (collectively, the "Acquired Business")all upon and subject to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

      1. PURCHASE AND SALE AND DELIVERY OF THE ASSETS.

            1.1. PURCHASE AND SALE AND DELIVERY OF THE ASSETS.

                  (a) PURCHASED ASSETS. Subject to and upon the terms and conditions of this Agreement and excluding the assets of the Acquired Business retained by the Seller as set forth in Section 1.1(b) herein and in SCHEDULE 1.1(A) AND THE PREPAIDS IN SCHEDULE 1.1(B) attached hereto, at the "Closing" (as defined in Section 1.5 below) of the transactions contemplated by this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all liens and encumbrances, all of the properties, rights, assets and business as a going concern, of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, which are owned, leased, licensed or used by Seller in connection with the operation of the Acquired Business (collectively, the "Assets"), including, without limitation, the following Assets:

                        (i) all office supplies and similar materials which exist on the "Closing Date" (as defined in Section 1.5 below) and are used in the Acquired Business (the "Supplies");

                        (ii) all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, relating to the Acquired Business as set forth on SCHEDULE 2.11 attached hereto (the "Contracts");

                        (iii) all customer lists, files, records and documents (including credit information) relating to customers and vendors of the Acquired Business and all other business, financial and employee books, records, files, documents, reports and correspondence relating to the Assets or the Acquired Business (collectively, the "Records");

                        (iv) all rights of the Seller, if any, under express or implied warranties from the suppliers of the Seller in connection with the Acquired Business;

                        (v) all furnishings, furniture, fixtures, tools, machinery, equipment and leasehold improvements owned by the Seller and used in the Acquired Business, whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets"), as set forth on SCHEDULE 2.7; and

                        (vi) all computers, computer programs, computer databases, hardware and software owned or licensed by the Seller and used in the Acquired Business;

                        (vii) all municipal, state and federal franchises, licenses, authorizations and permits of the Seller which are necessary to operate or are used in the Acquired Business;

                        (viii) all claims and rights of Seller related to or arising from the Acquired Business or the Assets; and

                        (ix) all of the goodwill of the Acquired Business.

                  (b) RETAINED ASSETS. Notwithstanding anything to the contrary set forth in this Agreement, the following items of the Acquired Business are not included in the sale of Assets contemplated hereby: (i) the cash and cash equivalents, accounts receivable, prepaid sums and fees and deposits, (ii) the Purchase Price (as hereinafter defined) and the other rights of the Seller under or relating to this Agreement, (iii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, and other documents relating to the incorporation, maintenance or existence as a corporation of the Seller, except that Seller agrees that it will provide copies of any such document from the corporate minute books as reasonably requested by the Buyer which the Buyer and Seller agree are necessary for the operation of the Acquired Business after the Closing, (iv) any real property owned by the Seller, and (v) the name Source One Personnel (collectively, the "Retained Assets"). Except that, Buyer shall have the non-exclusive right to use the name "Source One Personnel" for a period not exceeding 120 days after the Closing.

            1.2. PURCHASE PRICE. The purchase price for the Assets shall be Three Million, Four Hundred Thousand and 00/100 Dollars ($3,400,000.00) (the "Purchase Price") payable in accordance with Paragraphs (a) through (d) plus the adjustments set forth in Paragraphs (e) through (g):

                  (a) the Buyer shall pay to the Seller on the Closing Date the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) by wire transfer of immediately available funds to Seller's designated account(s) (the "Closing Payment");

                  (b) the Buyer shall execute and deliver to Seller on the Closing Date a promissory note, in the form attached hereto as EXHIBIT A-1 (the "$600K Note"). The Buyer shall pay to the Seller six (6) months after the Closing Date the sum of Six Hundred Thousand and 00/100 Dollars ($600,000.00) at a seven percent (7%) annual interest rate. The $600K Note shall be secured by a security interest in all of the Assets purchased by Buyer hereunder pursuant to the terms of a security agreement executed by the parties as of the Closing Date in substantially the form attached hereto as EXHIBIT B-1 (the "$600K Security Agreement "). The $600K Note and the security interest granted pursuant to the Security Agreement shall be subordinated to the Buyer's present and future bank and other financial institution debt and other senior debt set forth in SCHEDULE 1.2(B) incurred or to be incurred by the Buyer (the "Senior Debt");

                  (c) the Buyer shall execute and deliver to Seller on the Closing Date a promissory note, in the form attached hereto as EXHIBIT A-2 (the "$1.8M Note"). The $1.8M Note shall be in the principal amount of One Million, Eight Hundred Thousand and 00/100 Dollars ($1,800,000.00)
and be amortized and payable over a four-year period at a seven percent (7%) annual interest rate with payments due quarterly, the first payment beginning one hundred twenty (120) days after the Closing Date. The $1.8M Note shall be secured by a security interest in all of the Assets purchased by Buyer hereunder pursuant to the terms of a security agreement executed by the parties as of the Closing Date in substantially the form attached hereto as EXHIBIT B-2 (the "$1.8M Security Agreement "). The $1.8M Note and the security interest granted pursuant to the Security Agreement shall be subject to the terms of a certain Subordination/Intercreditor Agreement dated of even date herewith.

                  (d) Buyer will issue Four Hundred Thousand (400,000) shares of Stratus Services Group, Inc. common stock for the remainder of the Purchase Price (the "Shares"). The Shares will carry an option that entitles Seller to sell the Shares back to the Buyer at Two and 00/100 Dollars ($2.00) per Share during the period between twenty-four (24) months from the Closing Date and the final payment on the $1.8M Note (the "Put Option") but not less than 48 months. Seller must follow the instructions and use the form at SCHEDULE 1.2(D) to execute the Put Option. Upon the occurrence of an Event of Default, Seller will be entitled to demand registration rights and request Buyer to immediately register the Shares for resale at Buyer's sole expense;

                  (e) Seller will receive a twenty-five percent (25%) commission on all permanent placements made during the 36-month period, based on Placement Date, paid monthly, based on collection and expiration guarantee period being met, after the Closing calculated according to the commission program then in effect for the Buyer.

                  (f) Seller will receive twenty-five percent (25%) of the increase in earnings before taxes (EBT) of the Acquired Business for each of the three full fiscal years, ending September 30th, subsequent to the closing. The increase will be calculated by comparing each fiscal year to the year ended December 31, 2000. EBT is defined as pretax earnings of the Acquired Business included in the Seller's fiscal year statement of operations, exclusive of revenues and direct costs related to permanent placements and will be calculated utilizing the form located at SCHEDULE 1.2(F). EBT of new accounts generated by Seller, the Acquired Business, its employees and offices, for which revenue is reported by Buyer's other branches, will be included in Seller's EBT. The EBT of those accounts will be computed by deducting the supporting branches fiscal year selling, general and administrative expenses percentage of revenues from the gross margin of those accounts. The amount payable under this paragraph will be paid within seventy-five (75) days after the Buyer's fiscal year end.

                  (g) The note described in paragraph (c) above shall contain a provision that in the event Buyer secures financing in excess of Five Million and 00/100 Dollars, Buyer shall make a principal payment of One Hundred Thousand and 00/100 Dollars ($100,000.00) and the term of the note shall be adjusted to three (3) years from the Closing Date.

                  (h) Seller shall be entitled to access to the books and records of the Buyer and the right to receive certified financial statements upon demand in order to verify and enforce Seller's rights under this Agreement.

            1.3. ASSUMPTION OF LIABILITIES.

                  (a) ASSUMED LIABILITIES. Effective as of the Closing, the Buyer agrees to assume and to pay, perform and discharge the liabilities and obligations accruing under the Contracts after the Closing with respect to the operation of the Acquired Business by the Buyer after the Closing, as well as obligations for vacation time/pay and sick leave owed to the Employees listed in
Schedule 2.19, as of the Closing Date (the "Assumed Liabilities"). To the extent that any personal property included as part of the Assets is leased by Seller as of the Closing Date and the Buyer and Seller agree that the lease agreement cannot be formally assigned to the Buyer, the Buyer will thereafter pay the rental charge or lease payment for same to the Seller, and the Seller shall be required to make such payments directly to the lessor.

                  (b) LIABILITIES RETAINED BY THE BUYER. Except for the Assumed Liabilities, the Buyer shall not assume, be liable for or pay, and none of the Assets shall be subject to, and the Seller, as the case may be, shall retain, be unconditionally liable for and pay, any liability or obligation (whether known or unknown, matured or unmatured, stated or unstated, recorded or unrecorded, fixed or contingent, currently existing or hereafter arising) of the Seller, as the case may be, including, without limitation, the following:

                        (i) any obligation or liability of Seller arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby;

                        (ii) any obligation or liability of Seller for the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by Seller incident to the negotiation, preparation and execution of this Agreement and any agreement entered into in connection herewith and the performance by Seller of its obligations hereunder or thereunder;

                        (iii) any obligation or liability of Seller and their directors, officers, employees, consultants and other representatives, arising out of or resulting from any business, activity, course of conduct, action or omission before, on or after the Closing Date;

                        (iv) all accounts payable of the Seller;

                        (v) any liability or obligation under or in connection with the Retained Assets.

                        (vi) any federal, state, local or other foreign tax payable by the Seller whether such tax is due and payable prior to or after the Closing;

                        (vii) any indebtedness of the Seller for borrowed money;

                        (viii) all liabilities of the Seller with respect to any claim, litigation or proceeding accruing with respect to, or arising from or relating to any business, activity, course of conduct, action or omission before, on or after the Closing, including, without limitation, those matters set forth on SCHEDULE 2.8, whether such claim, litigation or proceeding is presented or instituted prior to or after the Closing;

                        (ix) all liabilities accruing and payable to employees of the Seller who become employed by the Buyer after the Closing, ("Transferring Employee") with respect to any period before the Closing, (a) accruing and payable to all former employees of the Seller whose employment terminated before the Closing, or (b) accruing and payable pursuant to any employee benefit plans (including pension plans) of the Seller or under federal and state laws governing such plans, whether before or after the Closing.

                        (x) all warranty liability of the Seller, including without limitation, for claims which arise out of events occurring prior to the Closing, whether such claims are presented prior to or after the Closing.

            1.4. OTHER AGREEMENTS.

      As further consideration for the transactions contemplated hereby, as of the Closing Date, the Seller (a) will enter into a non-competition agreement with Buyer prohibiting the Seller from competing against the Buyer for eighteen
(18) months, in the New Jersey, Eastern Pennsylvania and Delaware and prohibiting Seller from soliciting clients or employees of the Buyer, including, without limitation, the clients and employees of the Acquired Business, for forty-eight (48) months, and (b) shall cause Mr. James Radvany to enter into an Employment Agreement, as attached hereto as EXHIBIT C-1 AND C-2, RESPECTIVELY.

            1.5. CLOSING. Subject to and after fulfillment or waiver of the conditions set forth in Sections 8 and 9 of this Agreement, the closing (the "Closing") shall take place at the offices of the Buyer in Manalapan, New Jersey, at 9:00 a.m. Eastern Time, on July 25, 2001, or such other time or date or such other location as the parties may mutually agree (the "Closing Date").

            1.6. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the various Assets by mutual agreement of the parties as set forth on SCHEDULE 1.6. The parties covenant and agree with each other that this allocation was arrived at by arm's length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.6 without the written consent of the other parties to this Agreement. Each of Buyer and Seller covenant and agree to execute and timely file U.S. Treasury Form 8594 consistent with SCHEDULE 1.6, and upon a party's reasonable request the other party shall execute and file such other documents as may be necessary to document such allocation.

      2. REPRESENTATIONS OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

            2.1. ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is duly qualified to do business in, and is in good standing under the laws of, the States of New Jersey, Pennsylvania and Delaware. The Seller is not required to be qualified or licensed to do business as a foreign corporation or other organization in any other jurisdiction, except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or use of any of its properties or assets. The Seller has delivered to the Buyer complete and correct copies of the Seller's Articles of Incorporation or Articles of Formation and By-Laws or other operating agreements as in effect on the date hereof. The Seller is in default under or in violation of any provision of its Articles of Incorporation or Articles of Formation or By-Laws or other operating agreement. The Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

            2.2. AUTHORIZATION. The Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement, and the agreements provided for herein by the Seller, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

            2.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement and the agreements provided for herein, nor the consummation of any of the transactions contemplated hereby or thereby (i) will violate or conflict with the Articles of Organization or By-Laws of Seller, or (ii) conflict with, result in any breach of, constitute (with or without due notice or lapse of time or both) a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under any provision of any contract or agreement of any kind to which the Seller is a party or by which the Seller is bound (including, without limitation, the Contracts) or to which any property or asset (including, without limitation, the Assets) of any of them is subject,
(iii) is prohibited by or requires the Seller to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor, or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets (including, without limitation, the Assets), business, agreements or contracts (including, without limitation, the Contracts) of Seller.

            2.4. FINANCIAL STATEMENTS. Seller has delivered or will deliver within a reasonable period of time to Buyer the following financial statements (the "Financial Statements"):

                  (i) The audited statements of net assets acquired and liabilities assumed of Seller as of December 31, 1999 and 2000 and audited statements of operations of Seller for the years ended December 31, 1998, 1999 and 2000, cost to be split equally between Buyer and Seller; and

                  (ii) The unaudited statements of net assets acquired and liabilities assumed of Seller as of June 30, 2001 and unaudited statement of operations of Seller for the six months ended June 30, 2001.

      The Financial Statements have been prepared in accordance with generally accepted accounting principals (GAAP) applied on a consistent basis during the periods involved and fairly present the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods indicated.

            2.5. NO UNDISCLOSED LIABILITIES. Since June 30, 2001 except for the transactions contemplated by this Agreement and except as set forth in SCHEDULE 2.5, Seller has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with GAAP, applied on a basis consistent with that used in the preparation of the Financial Statements;

            2.6. ABSENCE OF CERTAIN CHANGES. Since June 30, 2001 except for the execution and delivery of this Agreement and except as set forth in SCHEDULE 2.6, Seller have not (i) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), assets or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse; (ii) incurred or agreed to incur any indebtedness for borrowed money; (iii) paid or obligated itself to pay in excess of ten thousand dollars ($10,000) in the aggregate for Fixed Assets; (iv) suffered any substantial loss or waived any substantial right; (v) agreed to sell, transfer or otherwise dispose any of the Assets; (vi) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of the Assets; (vii) made or permitted any material amendment or termination of any Contract, license or permit to which it is a party other than in the ordinary course of business; (viii) had any labor trouble or knows of any impending or threatened labor trouble; (ix) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or (x) entered into any transaction not in the ordinary course of the business.

            2.7. TITLE; OWNERSHIP, CONDITION AND ADEQUACY OF THE ASSETS. Seller has good and marketable title to all of their respective properties and assets included in the Assets, and valid leasehold interests in all such Assets leased by them under any personal property lease, in each case free and clear and not subject to any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except as shall be released at Closing or as soon thereafter as practicable. The Fixed Assets are in good operating condition and repair, subject only to the ordinary wear and tear. SCHEDULE 2.7 sets forth an accurate, correct and complete list of all of the Fixed Assets owned or used by the Seller with respect to the Acquired Business. Any Asset which is owned or leased by Seller is not in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof of which the Seller has knowledge.

            2.8. LITIGATION. Except as set forth in SCHEDULE 2.8,there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Seller's knowledge, threatened or proposed in any manner, or, to the best of the Seller's knowledge, any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving Seller that (i) if asserted and decided adversely to Seller, could materially and adversely affect the operations (present or prospective) of the Acquired Business (present or prospective), or (ii) questions the validity of this Agreement or the other agreements to be entered into in connection herewith, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Seller under this Agreement or the other agreements to be entered into in connection herewith. Except as set forth in SCHEDULE 2.8, there is no arbitration proceeding pending or threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise. Neither Seller nor any of the Assets are subject to any judicial or administrative judgment, order, decree or restraint.

            2.9. REAL PROPERTY; LEASES. Seller does not own any real property used in connection with the Acquired Business SCHEDULE 2.9, attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property to which the Seller is a party in connection with the Acquired Business (collectively, the "Real Property Leases"). True, correct and complete copies of the Real Property Leases, and all amendments and modifications thereof, have previously been delivered by the Seller to the Buyer. The Real Property Leases are in full force and effect, valid and enforceable in accordance with their terms and have not been modified or amended since the date of delivery to the Buyer. The legality, validity and enforceability of any Real Property Lease will not be affected in any manner by, and each Real Property Lease shall be legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof as in effect immediately prior to the Closing, upon the consummation of the transactions contemplated by this Agreement. No party to any Real Property Lease has sent written notice to the other claiming that such other party is in default thereunder, which alleged default remains uncured.

            2.10. TAX MATTERS. All federal, state, local and foreign tax and information returns required to have been filed prior to the date of this Agreement by Seller have been duly filed, and each such return correctly reflects the income, franchise or other tax liability and all other information required to be reported thereon, and the Seller has paid or accrued all income, franchise and other taxes due by them as reflected on said returns. There are not pending, nor to the knowledge of Seller, threatened, any audits, examinations, investigations or other proceedings in respect of taxes or tax matters and there are not, to the knowledge of Seller, any unresolved questions or claims concerning Seller's tax liability. Seller has no liability with respect to taxes in excess of the amounts accrued in respect thereof that are reflected on its consolidated balance sheet as of June 30, 2001.

            2.11. CONTRACTS. SCHEDULE 2.11 contains a true and complete list of all Contracts. The Seller has made available to the Buyer a true and complete copy of each such written Contract and a true, correct and complete written description of each such oral Contract. Neither the Seller, nor, to the knowledge of the Seller, any other party, is in default under or in breach or in violation of any Contract, nor has an event occurred that (with or without notice, lapse of time, or both) would constitute a default, breach or violation by the Seller, or, to the knowledge of the Seller, by any other party, under any Contract. Each Contract is legal, valid, binding, enforceable and in full force and effect. The legality, validity and enforceability of any Contract will not be affected in any manner by, and each Contract shall be legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof as in effect immediately prior to the Closing, upon the consummation of the transactions contemplated by this Agreement.

            2.12. COMPLIANCE WITH AGREEMENTS AND LAWS. To the best of Seller's knowledge and belief, Seller has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to them, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the Assets or the operation, financial condition or prospects of the Acquired Business. Seller has not received any opinion or memorandum or legal advice from any legal counsel to the effect that the Seller is exposed to any liability or disadvantage that is or may be material to them. Seller is in compliance with, (i) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder, and (ii) all applicable laws and related rules and regulations of all United States and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act.

            2.13. GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. SCHEDULE 2.13 lists all licenses, franchises, permits and other governmental authorizations held by Seller material to the conduct of the Acquired Business. Such licenses, franchises, permits and other governmental authorizations are valid, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Seller holds all licenses, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on the Acquired Business.

            2.14. ACCOUNTING PRACTICES. The Seller makes and keeps accurate books and records reflecting their assets and maintain internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of Seller's consolidated financial statements and to maintain accountability for the assets of Seller, (iii) access to the assets of Seller is permitted only in accordance with management's authorization, and (iv) the reported accountability of the assets of Seller is compared with existing assets at reasonable intervals.

            2.15. MINUTE BOOKS. Seller has provided the Buyer with complete copies of the minute books of the Seller. The minute books of the Seller contain complete and accurate records of their directors, officers and shareholders.

            2.16. INSURANCE. SCHEDULE 2.16 contains a true and complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned by or held by Seller, and Seller has made available for inspection by the Buyer true and complete copies of all of such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with all requirements of law and all agreements to which Seller is a party, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the Closing Date, and (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as set forth in SCHEDULE 2.16, Seller has not made any material claims under such insurance policies.

            2.17. LABOR MATTERS. Seller is not the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Seller's knowledge, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it.

            2.18. RECEIVABLES. SCHEDULE 2.18 sets forth an aging schedule of Seller's accounts receivable as of the Closing Date. All of the accounts receivable reflected in SCHEDULE 2.18 (i) arose from bona fide transactions,
(ii) represent bona fide indebtedness of the respective debtors, (iii) are valid and do not have original payment terms in excess of forty-five (45) days, and
(iv) are not subject to any defense or offset.

            2.19. EMPLOYEES. SCHEDULE 2.19 contains a complete list of the name, position, salary, length of service and location of all persons employed by Seller in the Acquired Business who are Transferring Employees including persons who are temporarily absent from active employment by Seller. To the best of the Seller's knowledge and belief, no Transferring Employee is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Seller because of the nature of the Acquired Business or to the use of trade secrets or proprietary information of others, and to the best of Seller's knowledge and belief, the employment of such employees of the Seller does not subject the Seller to any liability. There is neither pending nor, to Seller's knowledge and belief, threatened any action, suit, proceeding or claim, or to its knowledge any basis therefor, with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence. To the knowledge and belief of Seller, no Transferring Employee has any present intention of terminating his or her employment with the Seller, and Seller has no present intention of terminating such employment.

            2.20. ERISA.

                  (a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, officers, directors, former employees, former officers or former directors of the Seller (collectively, the "Benefit Plans") and any trust agreements or insurance contracts forming a part of such Benefit Plans has been made available to Buyer prior to the date hereof and each such Benefit Plan is listed on SCHEDULE 2.20.

                  (b) All of the Benefit Plans are in substantial compliance with all applicable law, including the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). None of the Benefit Plans is a defined benefit plan (as defined in Section 3(35) of ERISA) or a multi-employer plan (as defined in Section 3(37) of ERISA). Each of the Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Seller, any threatened litigation relating to its Benefit Plans. The Seller has not engaged in a transaction with respect to any of its Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it to a material tax or penalty imposed by either Section 4976 of the Code or Section 502 of ERISA.

                  (c) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guarantee Corporation in the normal course) has been or is expected to be incurred by the Seller with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Seller, or the single-employer plan of any entity which is considered one employer with the Seller under
Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan"). The Seller and its ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E or Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of the Company's Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                  (d) All contributions required to be made under the terms of any of the Benefit Plans as of the date hereof have been timely made or have been reflected on its most recent balance sheet delivered by it to the Seller Neither any of the Seller's Pension Plans nor any of any of its ERISA Affiliate Plans have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. The Seller has not provided, and is not required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

                  (e) Under each of the Seller's Pension Plans which is a single-employer plan and each of its ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial valuation), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and there has been no material change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

                  (f) Seller has no obligations for retiree health and life insurance benefits under any of its Benefit Plans, except as required by applicable law.

                  (g) The consummation of the transactions contemplated by this Agreement or other agreements contemplated hereby will not (x) entitle any of the Seller's employees, officers or directors to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans, or (z) result in any breach or violation of, or a default under, any of the Benefit Plans.

            2.21. CUSTOMERS. SCHEDULE 2.21 lists all customers of the Acquired Business of the Seller to which the Seller sold goods or services in excess of $25,000 during the period from July 1, 2000 until June 30, 2001 (the "Customer Period"). Seller has not received any written threat or written notice that any one or more customers who in the aggregate purchased goods or services in excess of $25,000 from them during the Customer Period intend to discontinue or to reduce significantly purchases of such goods or services or default under or terminate any Contract whether as a result of the transactions contemplated by this Agreement or otherwise. Seller has not received any notice of, nor is it aware of any basis for, any material dispute between a customer and the Acquired Business of Seller, whether with respect to payment due, workmanship or otherwise.

            2.22. CERTAIN PAYMENTS. Since the inception of the Seller, neither the directors of the Seller, or any officer, agent, or employee of the Seller, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller or the Acquired Business.

            2.23. NO UNTRUE STATEMENTS. No statement by any Party contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any Party, any member, or any officer, or other agent of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

            2.24. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that:

                  (a) Seller is acquiring the Stratus shares for its own account as principal, for investment purposes only, and not for or with a view to the resale, distribution or granting of a participation therein, in whole or in part, in violation of the Securities Act.

                  (b) Seller acknowledges its understanding that the offering and sale of the Stratus shares has not been registered under the Securities Act, on the basis of the exemption in Section 4(2) thereof relating to transactions not involving a public offering, or any state securities laws. Seller understands that Stratus' reliance on the Section 4(2) exemption is based on the representations herein made by Seller. Seller is an "Accredited Investor" as that term is defined in Regulation D under the Securities Act.

                  (c) Seller acknowledges that it is familiar with the limitations which are imposed by the Securities Act on any transfer of an interest in the Stratus shares. Seller understands and acknowledges that it may have to bear the economic risk of its investment in the Stratus shares for an indefinite period of time unless the Stratus shares are subsequently registered under the Securities Act or an exemption therefrom is available. Seller hereby agrees that the Stratus shares will not be transferred other than (i) pursuant to a registration under the Securities Act or pursuant to an exemption therefrom and (ii) in compliance with any applicable state securities laws.

                  (d) Seller has been given access to all information regarding Stratus and the business, condition and operations of Stratus that Seller has requested in order to evaluate its investment in the Stratus shares. Seller has been given the opportunity to ask questions of, and to receive answers from representatives of Stratus concerning the terms and conditions of the offering of the Stratus shares and other matters pertaining to such Seller's investment in the Stratus shares.

                  (e) Seller understands that the Stratus shares will initially bear the following legend:

            "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OF (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE

            SECURITIES LAWS AS TO WHICH AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO STRATUS."

      3. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

            3.1. ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby. The Buyer has delivered to the Seller complete and correct copies of the Buyer's Articles of Incorporation and By-Laws as in effect on the date hereof. The Buyer is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws. The Buyer has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

            3.2. AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

            3.3. NO VIOLATION. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or By-Laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term of provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

            3.4. CONSENTS. No consent, approval, authorization or other action by, or filing with, any governmental authority or any third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby.

            3.5. LITIGATION. No action, investigation, audit, review, claim, suit or proceeding by any governmental authority or third party is pending or, to the knowledge of the Buyer, threatened against the Buyer which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement, or which may adversely affect or restrict the Buyer's ability to consummate the transactions contemplated hereby. The Buyer is not bound by any outstanding judgment, order, injunction or decree of any governmental authority or any third party which would prevent the Buyer from consummating the transactions contemplated by this Agreement.

            3.6. BROKERS. Except for R.A. Cohen Consulting, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and without the intervention of any other person. Any valid claim against any of the parties for any finder's fee, brokerage commission or like payment will be paid by the Seller.

            3.7. NO UNTRUE STATEMENTS. No statement by the Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, or other agent of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

            3.8. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission (the "SEC") that may permit the sale of the Four Hundred Thousand (400,000) shares of Stratus Services Group, Inc. common stock delivered in accordance with paragraph 1.2(d) of this Agreement (the "Unregistered Stock") to the public without registration, Buyer hereby covenants: (i) to make and keep public information available, as those terms are understood ands defined in Rule 144 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"); (ii) to use its best efforts to file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); and (iii) to furnish to Seller forthwith upon request, a written statement by Buyer as to its compliance with the foregoing clauses (i) and (ii).

            3.9. LIENS. The Senior Debt set forth in Schedule 1.2(b) is the only secured lien on the assets of the Buyer.

      4. CLOSING DELIVERIES.

            4.1. BY SELLER. The Seller shall deliver to the Buyer at the Closing, or as soon thereafter as available, each of the following documents:

                  (a) this Agreement, duly executed by Seller;

                  (b) a Bill of Sale in the form attached hereto as EXHIBIT D, duly executed by Seller;

                  (c) an Assignment and Assumption of Contracts and Liabilities executed by the Seller evidencing the Seller's assignment and the Buyer's assumption of the Assumed Liabilities contemplated by SECTION 1.3 hereof in the form attached hereto as EXHIBIT E (the "Assignment and Assumption Agreement");

                  (d) the Employment Agreement in the form attached hereto as EXHIBIT C-2 duly executed by Mr. James Radvany;

                  (e) the Records;

                  (f) consents, in the form of EXHIBIT F attached hereto from each lessor relating to all Real Property Leases identified on SCHEDULE 2.9 attached hereto, consenting to the assumption of each such Real Property Lease by the Buyer and any other consents required under any Contract or otherwise in connection with the transactions contemplated by this Agreement;

                  (g) the cross receipt executed by the Seller, in the form of EXHIBIT G ("Cross Receipt");

                  (h) a certificate executed by the Chief Executive Officer of the Seller that all representations and warranties made herein by Seller are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing;

                  (i) a certificate from the secretary of the Seller attesting to the accuracy of resolutions to be attached thereto approved by the Board of Directors of the Seller authorizing the sale of the Assets and providing incumbency information for the individual signing this Agreement on behalf of the Seller;

                  (j) any required UCC-3 Termination Statements necessary to remove any security interests from the acquired assets.

                  (k) The legal opinion of Seller's counsel as provided for in
Section 9.5.

            4.2. BY THE BUYER. The Buyer shall deliver to the Seller at the Closing each of the following documents:

                  (a) this Agreement, executed by the Buyer;

                  (b) the Assignment and Assumption Agreement (EXHIBIT E), executed by Buyer;

                  (c) payment of the Closing Payment;

                  (d) the Notes (EXHIBIT A-1 AND A-2), executed by the Buyer;

                  (e) the Security Agreements (EXHIBIT B-1 AND B-2), executed by the Buyer;

                  (f) evidence of the issuance to the Seller of 400,000 shares of common stock of Stratus Services Group, Inc.

                  (g) a UCC-1 financing statement, executed by the Buyer;

                  (h) the Cross Receipt, EXHIBIT G, executed by the Buyer;

                  (i) a certificate executed by the President of the Buyer that all representations and warranties made herein are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing;

                  (j) a certificate of the secretary of the Buyer attesting to the accuracy of the resolutions of the Board of Directors of the Buyer authorizing the purchase of the Assets and providing incumbency information for the individual signing this Agreement on behalf of the Buyer; and

                  (k) assignment of leases from Buyer to Seller to be held in escrow attached hereto as Exhibit J.

                  (l) certificate of insurance setting forth the Seller as additional insured;

                  (m) corporate resolution of Buyer's Board of Directors approving the acquisition of the Acquired Business, pursuant to the terms of this Agreement, the issuance of the Shares and the making and delivery of the Notes, certified as true and accurate by the Secretary; and

                  (n) The legal opinion of Seller's counsel.

            4.3. POST-CLOSING DELIVERIES.

                        (i) copies of the general ledgers and books of account of the Seller pertaining to the Assets of the Acquired Business for the past three years and audited annual and unaudited interim financial statements satisfaction of Rule 3.05(c) of Regulation S-X and for the required periods of Form 8-K, it being understood and agreed by the Buyer that any cost and expense charged by Seller's auditors to produce such Statements will be equally split between Buyer and Seller with the Seller's portion to be paid within fifteen
(15) days of demand from Buyer.

                        (ii) share certificate in the name of Source One Personnel, Inc. for 400,000 shares of Stratus Service Group, Inc. common stock.

      5. INDEMNIFICATION.

            5.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive for a period of thirty (30) months, following the Closing and any investigation at any time made by or on behalf of the parties hereto.

            5.2. BY THE SELLER. The Seller hereby agrees to indemnify and hold harmless each of the Buyer, and its directors, officers, employees, agents and representatives (the "Buyer Indemnitees") from and against any and all actions, claims, liabilities (whether known or unknown, matured or unmatured, stated or unstated, fixed or contingent), obligations, damages of any kind (including, without limitation, general, special, incidental and consequential damages), judgments, liens, injunctions, charges, orders, decrees, rulings, demands, losses, dues, assessments, taxes, fines, fees, penalties, amounts paid in settlement, costs or expenses (including, without limitation, reasonable attorney's and expert fees and expenses in connection with investigating, defending or settling any action or threatened action) (each, a "Loss" and collectively, "Losses") that any of the Buyer Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

                  (i) any material misrepresentation or breach of any warranty of Seller or James Radvany contained in this Agreement or in any schedule of Seller or any certificate delivered by Seller at the Closing;

                  (ii) any breach of any covenant of Seller contained in this Agreement;

                  (iii) any debt, liability or obligation of Seller other than the Assumed Liabilities; and

                  (iv) the operations of the Acquired Business prior to the Closing.

            5.3. BY THE BUYER. The Buyer shall indemnify and hold harmless the Seller, and its directors, officers, employees, agents and representatives (the "Seller Indemnitees") from and against any and all Losses that any of the Seller Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

                  (i) any misrepresentation or breach of warranty of Buyer contained in this Agreement or in any schedule of Buyer or in any certificate delivered by Buyer at the Closing;

                  (ii) any breach of any covenant of Buyer contained in this Agreement;

                  (iii) any of the Assumed Liabilities; and

                  (iv) the operations of the Acquired Business after the Closing.

            5.4. REDUCTION FOR INSURANCE PROCEEDS. To the extent that any Buyer Indemnitee or Seller Indemnitee shall receive payment under any insurance policies on account of claims arising under Section 5.2 or Section 5.3 hereof, the amount (if any) payable by the indemnifying party on account of such claims shall be reduced by the amount of such payment or, if the Buyer Indemnitee or Seller Indemnitee shall have already collected on such claims from the indemnifying party, then the Buyer Indemnitee or Seller Indemnitee shall repay to the indemnifying party the amount of such payment.

            5.5. PROCEDURE FOR INDEMNIFICATION CLAIMS. For purposes of this Agreement, each of Seller and Buyer may be referred to as an "Indemnifying Party" in connection with their indemnification obligations herewith. For purposes of this Agreement, Buyer Indemnitees and Seller Indemnitees may be referred to individually as an "Indemnitee" or collectively as "Indemnitees." The procedures to be followed with respect to indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement, shall be as follows:

                  (a) Unless in the reasonable judgment of Indemnitee (i) there is a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of such claim or (ii) legitimate business considerations would require the Indemnitee to defend or respond to such claim in a manner different from that recommended by the Indemnifying Party, the Indemnifying Party shall, by giving notice thereof to the Indemnitee confirming the Indemnifying Party's obligation under this Section 5 to indemnify the Indemnitee in respect of such claim, be entitled to assume and control such defense with counsel chosen by it. The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation (other than the costs of providing witnesses or documents at the request of the Indemnifying Party or in response to legal process) following such assumption shall be at the expense of the Indemnitee. Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that except for the settlement of a claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim.

                  (b) With respect to a claim as to which the Indemnifying Party
(i) does not have the right to assume the defense under Section (a) or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable attorneys' fees and expenses of the Indemnitee incurred in connection with such defense. The Indemnifying Party shall be entitled to participate in the defense of such claim, but the cost of such participation to be as its own expense. Notwithstanding the foregoing, the Indemnitee shall not be required to defend any claim under this Section (b) unless the Indemnifying Party confirms its obligation under this Section 5 to indemnify the Indemnitee in respect of such claim by written notice to the Indemnitee. If the Indemnitee is not required to defend any claim under the immediately preceding sentence, it shall owe no duties to the Indemnifying Party with respect to such claim and may defend, fail to defend or settle such claim without affecting its right to indemnity hereunder.

                  (c) The Indemnitee may compromise or settle any claim against it at any time; provided, however, that the Indemnitee shall not settle or compromise any claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld; provided, further, that if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise and such settlement or compromise shall not be conclusive as to, or otherwise be used to establish, the existence or amount of the liability of the Indemnifying Party to the Indemnitee or any third party. The Indemnitee may not consent to entry of any judgment or enter into any settlement or compromise with respect to a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such claim.

                  (d) Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

            5.6. SET-OFF. Buyer and Seller may offset any Loss indemnifiable by the other party under this Agreement against any amounts payable to the other party or any heir, beneficiary or assign by Buyer at or after the Closing pursuant to this Agreement, the Notes, or otherwise, whether or not Seller continues to be the holder or beneficiary of such obligations of Buyer.

            5.7. LIMITATION ON INDEMNIFICATION. In no event shall the indemnification by Seller under this Agreement exceed the monies to be paid by Buyer to Seller.

            5.8. Notwithstanding anything contained herein to the contrary, Seller shall have no obligation for any breaches under any provision of this Agreement until the aggregate of all claims for which Seller is responsible exceeds $50,000, with the Seller only responsible for any excess amount over the $50,000.

      6. PRE-CLOSING AGREEMENTS.

            6.1. TRANSFERRING EMPLOYEES. As a condition of the Closing and their employment by the Buyer, James S. Radvany and Todd McNulty will enter into employment, confidentiality and non-solicitation agreements in the form attached hereto as Exhibit C-2 and EXHIBIT H, RESPECTIVELY, and, to the extent that existing employment agreements are not assignable, the other Transferring Employees will enter into employment agreements and confidential information and non-solicitation agreements in the sample form attached hereto as EXHIBIT I. The Seller will make a good faith effort in encouraging the Transferring Employees to enter into such agreements with Buyer. From the date of this Agreement through the Closing, Seller will not pay or obligate itself to pay any compensation, commission or bonus to any Transferring Employee or independent contractor as such, except for the regular compensation and commissions payable to such Transferring Employee or independent contractor at the rate in effect on the date of this Agreement. Seller agrees to notify Buyer of the departure or pending departure of any Transferring Employee.

            6.2. CONDUCT OF BUSINESS. From the date of this Agreement through the Closing, Seller will use its best efforts to preserve the Acquired Business intact, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it. From the date of this Agreement through the Closing, the Seller shall carry on the Acquired Business substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, performance, lease, management, accounting or operation. From the date of this Agreement through the Closing, all of the Assets shall be used, operated, repaired and maintained by the Seller in a normal business manner consistent with past practice. Unless instructed otherwise by the Buyer in writing, the Seller will accept customer requests for services in the ordinary course of business and consistent with past practice for all services offered by the Seller but expected to be performed by the Buyer after the Closing. The Seller and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Assets to the Buyer at the Closing. From the date of this Agreement through the Closing, the Seller will not, and will not obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of the Assets except in the ordinary course of business and Seller will maintain the Fixed Assets and its facilities in good operating condition and repair, subject only to ordinary wear and tear. The Seller will comply with all laws and regulations which are applicable to their ownership of the Assets or to the conduct of the Acquired Business and will perform and comply with all of the Contracts and other commitments and obligations by which any of them are bound. Seller will continue to carry all of its existing insurance. Seller agrees to notify and consult with Buyer with respect to all decisions outside of the ordinary course relating to the Acquired Business.

            6.3. ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS. From the date of this Agreement, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel, and books and records of the Seller relating to the Acquired Business. The Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the Acquired Business as the Buyer shall reasonably request and cause its management personnel to cooperate with the Buyer and to be available at the reasonable request of the Buyer so as to provide the Buyer's agents with any and all information concerning the Assets and the Acquired Business that may reasonably be required to close the transactions contemplated hereby.

            6.4. APPROVAL BY SELLER'S SHAREHOLDERS. Seller will cause a meeting of its shareholders to be called and held for the purpose of voting upon this Agreement and the transactions contemplated hereby. Seller shall recommend to its shareholders the approval of, and shall otherwise use its best efforts to cause its shareholders to approve, this Agreement and the consummation of the transactions contemplated hereby.

            6.5. CONSENTS, APPROVALS AND NOTICES. Seller shall give prior to the Closing the notice required by or under, and shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals required by or under, all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person, including, without limitation, required by or under any Contract, required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            6.6. NO SOLICITATION OF OFFERS. Seller shall not, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with Seller (an "Acquisition Proposal"), or (ii) participate in any discussion or negotiation regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any other person.

            6.7. KEEP INFORMED. From the date hereof through the Closing Date, Seller shall promptly notify Buyer of (i) any changes to the information disclosed on any schedule hereto, including changes occurring after the date hereof (although such disclosure shall not in any way amend or supplement any schedule) and (ii) any condition, circumstance, fact or other information that may cause the representations and warranties of the Seller contained herein to be incomplete or untrue as of the Closing Date as if made on and as of such time or cause the Seller to be unable to perform its covenants contained herein that it is required to perform on or before the Closing Date.

      7. POST-CLOSING AGREEMENTS. The Seller and the Buyer, as the case may be, agreed that from and after the Closing Date:

            7.1. PROPRIETARY INFORMATION.

                  (a) The Seller shall hold in confidence and use its best efforts to have all of the officers, directors, employees, other personnel and agents of the Seller hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Acquired Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than through the act of Seller, or any of its officers, directors and personnel except as would be permitted under (ii) and (iii) of this Section 7.1(a), (ii) as may be required to enforce any of Seller's rights against Buyer, or (iii) as may be required by applicable law or legal process.

                  (b) The Buyer and Seller agree that the remedy at law for any breach of Section 7.1 and 7.5 may be inadequate and that the Buyer or Seller, as the case may be, shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Agreement.

            7.2. FURTHER ASSURANCES AND DATA.

                  (a) At any time and from time to time after the Effective Date, at the Buyer's reasonable request and without further consideration, the Seller shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at the Seller's sole cost and expense, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. Immediately after the Closing, the Seller shall, to the extent applicable, authorize the release to the Buyer of all files pertaining to the Assets or the Acquired Business held by any federal, state, county or local authorities, agencies or instrumentalities.

                  (b) The parties agree that from and after the Effective Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

                  (c) Within fifteen (15) business days after the Closing Date, the parties shall mutually agree on the pro-ration as of the Effective Date of rent, utilities and telephone for the Acquired Business, and the party obligated to pay the net amount of such prorated items to the other party will make such payment ten (10) days after the agreement on pro-rations is consummated.

                  (d) The Buyer shall have the right, for a period of three (3) years following the Closing Date, to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records that may, at that time, be retained by the Seller to the extent that any of the foregoing relates to the Acquired Business and is need by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

            7.3. COOPERATION IN LITIGATION. Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Acquired Business prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, other personnel and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees, other personnel and agents while assisting in the defense or prosecution of any such litigation or proceeding.

            7.4. ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The Seller agrees that it will utilize normal collection efforts consistent with past business practices of the Seller in collecting the outstanding Accounts Receivable of the Seller as of the Closing Date. Seller shall undertake any formal collection action (whether legal action, referral to a collection agency or otherwise) with respect to any such account receivable without first consulting with the Buyer. The Seller agrees to pay in a manner consistent with past business practice of the Seller, the outstanding accounts payable of the Seller as of the Closing Date. On or before the Closing, the Seller shall identify in writing to the Buyer any disputed accounts payable of the Seller as of the Closing Date.

            7.5. NON-SOLICITATION OF EMPLOYEES OF SELLER BY BUYER. Buyer covenants and agrees that during the forty-eight (48) months after the Asset Purchase Agreement it will not, directly or indirectly, contact, solicit, divert, take away or attempt to contact, solicit, divert or take away any staff employee or temporary personnel, from Seller in the Non-Acquired Business, either for Buyer's own benefit or some other person or entity, and will not aid or assist any other person or entity to engage in any such activities.

            7.6. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO SELL THE ASSETS. The obligations of Seller to sell the Assets is subject to the fulfillment prior to or at the Closing of the following conditions:

            7.7. BUYER'S PERFORMANCE. There shall not be any material error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer to Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Seller shall waive the same); and Buyer shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing.

            7.8. TRANSACTION AGREEMENTS. Buyer shall have executed and delivered this Agreement, all related transaction agreements contemplated herein, and all other documents identified in Section 4.2 of this Agreement.

            7.9. PURCHASE PRICE. Buyer shall pay to Seller the Closing Payment by wire transfer to such account in accordance with written instructions given by Seller to Buyer.

            7.10. CHARTER DOCUMENTS AND CERTIFICATES. Buyer shall have delivered such certificates or other documents as may be reasonably requested by Seller, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of an officer of the Buyer with respect to directors' resolutions, by-laws and other matters.

            7.11. CONSENTS AND APPROVALS. Buyer shall have provided all notices and obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be provided or obtained by Buyer, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO PURCHASE THE ASSETS. The obligation of Buyer to purchase the Assets is subject to the fulfillment prior to or at the Closing of the following conditions:

            8.1. SELLER'S PERFORMANCE. There shall not be any material error, misstatement or omission in the representations and warranties made by Seller in this Agreement; all representations and warranties by Seller contained in this Agreement or in any written statement delivered by Seller to Buyer pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer shall waive the same); and Seller shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller at or before the Closing.

            8.2. TRANSACTION DOCUMENTS. Seller shall have executed and delivered this Agreement, and Seller shall have executed and delivered, or caused to be executed and delivered, all related transaction agreements contemplated herein and all other documents set forth in Section 4.1 of this Agreement.

            8.3. CHARTER DOCUMENTS AND CERTIFICATES. Seller shall have delivered such certificates or other documents as may be reasonably requested by Buyer, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretaries of State of the States of New Jersey, Pennsylvania and Delaware, and certificates of the Chief Executive Officer of the Seller with respect to minutes, resolutions, by-laws and any other relevant matters concerning the Seller in connection with the transactions contemplated by this Agreement.

            8.4. ACCOUNTANTS' LETTER. Buyer shall have received a letter, dated no earlier than a date ten days preceding the Closing Date, from Seller's independent accountants, satisfactory in form and substance to Buyer, stating that, based upon:

                  (a) a reading of the latest available unaudited interim consolidated Financial Statements of Seller, and

                  (b) discussions with officials of Seller and its consolidated subsidiaries responsible for financial and accounting matters,

nothing has come to their attention which, in their judgment, would lead them to believe that the unaudited, interim consolidated Financial Statements of Seller are not fair presentations of the financial position, results of operations and changes in financial position of Seller or, except as set forth in the notes to such Financial Statements, have not been prepared in accordance with GAAP applied on a basis consistent with that of the audited Financial Statements.

            8.5. OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion, dated the Closing Date, from counsel for Seller, as to the matters addressed in the form attached hereto as EXHIBIT ___.

            8.6. CONSENTS AND APPROVALS. Seller shall have provided notice and obtained all consents, authorization and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person including, without limitation, as required by or under any Contract, required to be provided or obtained by Seller, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            8.7. ASSETS; MATERIAL ADVERSE CHANGE. There shall have occurred no material damage to or destruction or loss of (whether or not covered by insurance) any of the Assets, nor any material adverse change in the business, financial condition, operating results or prospects of Seller with respect to the Acquired Business.

            8.8. EMPLOYMENT CONTRACTS. Each of the Key Employees shall have entered into an employment contract with Buyer in the form of EXHIBIT H.

            8.9. EMPLOYEES. Each of the other Transferring Employees as of the date hereof shall have agreed to continue his or her employment with Buyer, and shall have entered into the confidential information, non-solicitation agreement with Buyer in the form of EXHIBIT I.

            8.10. RELEASE OF LIENS. Any lien or encumbrance on the Assets shall have been released.

      9. TRANSFER AND SALES TAX. Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, bulk sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

      10. Events of DEFAULT. Failure of Buyer to comply with the terms, conditions and covenants of this Agreement or any obligations under the Notes shall constitute an Event of Default after notice from Seller and thirty (30) days to cure.

      11. REMEDIES. Upon occurrence of an Event of Default, Seller shall have the following remedies:

            11.1. Seller may force Buyer to register for resale (Demand Registration) the shares issued pursuant to paragraph 1.2(d).

            11.2. Accelerate all amounts owed under the Notes.

            11.3. Declare that the Non-Compete/Non-Solicitation Agreement (Exhibit C-1) and the restrictive covenant provisions contained in the Employment Agreement of Radvany (Exhibit C-2) shall become null and void and the non-compete of the employees of the Acquired Business as well as that of

Todd McNulty and the restrictive covenants provisions contained in his Employment Agreement (Exhibit H) shall become null and void. Further, it is agreed that, upon the occurrence of an Event of Default, all existing contracts between Buyer and its customers in the Acquired Business or operations of the Acquired Business shall thereafter become null and void. Further, no claim of contractual interference shall be brought by Seller against Buyer regarding the solicitation or in re-obtaining the then existing or former customers or employees, whether temporary employees or permanent employees.

            11.4. Notify the escrow agent (Pepper-Hamilton) to release to Seller the assignment of leases which are being held in escrow.

            11.5. Exercise any and all remedies available under the Notes and the Security Agreements or under any other documents or agreement between Buyer and Seller.

            11.6. Upon the occurrence of an Event of Default that is uncurable or that remains uncured beyond the applicable cure period, if any, Seller may request Buyer to register under the Securities Act for resale all of the shares of Unregistered Stock held by Seller. Buyer shall use its best efforts to have the registration statement for the Unregistered Stock declared effective as soon as practicable, to register or qualify the Unregistered Stock under the securities or "blue sky" laws of such jurisdictions as Seller shall request, and list the Unregistered Stock with any securities exchange on which the common stock of Buyer is then listed. Buyer shall pay all expenses associated with registration hereunder, including Seller's reasonable expenses in connection with the registration.

      Notwithstanding the foregoing, and providing no Event of Default has occurred and is continuing during the 30-months after the Closing Date of this Agreement, Paragraphs 11.1 and 11.3, as set forth above, shall become null and void; provided, however, that if an Event of Default occurs after such thirty
(30) month period, the restrictive covenant provisions contained in the Employment Agreement of Radvany (Exhibit C-2), as well as that of Todd McNulty (Exhibit H) shall become null and void. All other remedies shall remain in full force and effect.

      12. BROKERS. The Seller will be responsible for the investment banker/broker fee due to R. A. Cohen Consulting.

      13. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), Federal Express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

To the Seller:                            With a copy to:
--------------                            ---------------
James S. Radvany                          Michael J. Mann, Esquire
4 Princess Road                           Pepper Hamilton LLP
Suite 201                                 300 Alexander Park
Lawrenceville, NJ 08648                   Princeton, NJ 08543-5276

To the Buyer:                             With a copy to:
-------------                             ---------------
Mr. Joseph J. Raymond                     J. Todd Raymond, Esquire
President & CEO                           Secretary and General Counsel
Stratus Services Group, Inc.              Stratus Services Group, Inc.
500 Craig Road, Suite 201                 500 Craig Road, Suite 201
Manalapan, NJ 07726                       Manalapan, NJ 07726

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by Federal Express; or (b) three business days after being sent, if sent by registered or certified mail.

      14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that the Buyer may assign Buyer's rights hereunder to a subsidiary or affiliate of Buyer, PROVIDED that the Buyer shall remain liable for its obligations hereunder. Any assignment in contravention of this provision shall be null and void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

      15. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS.

            15.1. ENTIRE AGREEMENT; AMENDMENT. This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties including, without limitation, the letter of intent, dated June 13, 2001, executed by the parties. The Buyer and the Seller, by the consent of their respective Boards of Directors or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

            15.2. ATTACHMENTS. If the provisions of any schedule or exhibits to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

      16. EXPENSES. Except as otherwise provided herein, each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

      17. LEGAL FEES. In the event that legal proceedings are commenced by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and costs incurred by the prevailing party in such proceedings.

      18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles. The parties hereto agree to be subject to the exclusive jurisdiction and venue shall reside in the courts of the State of New Jersey located in Monmouth County, New Jersey and in the courts of the United States of America located in the State of New Jersey for the purpose of adjudicating any dispute relating to or arising out of this Agreement.

      19. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

      20. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

      22. PUBLIC DISCLOSURE. Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transactions contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 21 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by law.

      23. TERMINATION. This Agreement may be terminated at any time prior to or on the Closing Date:

                  (a) by mutual written consent of the Buyer and the Seller; or

                  (b) by Buyer who may, without liability to Seller, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, (ii) at the Closing if any of the conditions precedent to the performance of Buyer's obligations at the Closing shall not have been fulfilled; or

                  (c) by Seller who may, without liability to Buyer, terminate this Agreement by notice to Buyer (i) at any time prior to the Closing if default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Seller's obligations at the Closing shall not have been fulfilled.

      24. REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy confirmed hereby, or by law or equity upon such party, and the exercise by a party of any remedy will not preclude the exercise of any other remedy.

                [Remainder of This Page Intentionally Left Blank]

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                        SOURCE ONE PERSONNEL, INC.

                                        By: /s/ James S. Radvany
                                            ------------------------------------
                                        Print Name: James S. Radvany
                                        Title: President


                                        STRATUS SERVICES GROUP, INC.

                                        By: /s/ Joseph J. Raymond
                                            ------------------------------------
                                        Print Name: Joseph J. Raymond
                                        Title: President and CEO